Exhibit 99.1


           Actuate Reports Second Quarter Financial Results

               26% Year-over-Year License Revenue Growth

                     20% Non-GAAP Operating Margin

          64% Year-over-Year Increase in Non-GAAP Net Income


    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--July 30,
2007--Actuate Corporation (NASDAQ:ACTU), the leader in Business
Intelligence, Performance Management and Reporting Applications, today announced its financial results for its fiscal second quarter ended June 30, 2007.

    Revenues for the second quarter of 2007 were $34.7 million, a 10% increase compared with the second quarter of 2006. License revenues for the second quarter of 2007 were $14.1 million, a 26% year-over-year increase.

    Net income for the second quarter of 2007, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $3.4 million, or $0.05 per diluted share, compared with net income of $1.6 million or $0.02 per diluted share in the second quarter of 2006.

    Non-GAAP operating margin for the second quarter of 2007 was 20% compared with a non-GAAP operating margin of 14% for the second quarter of 2006. Non-GAAP net income for the second quarter of 2007 was $5.4 million, or $0.08 per diluted share, an increase of 64% compared with non-GAAP net income of $3.3 million, or $0.05 per diluted share in the second quarter of 2006.

    For the first six months of 2007, revenues totaled $66.7 million. License revenues totaled $26.1 million, an increase of 23% compared with the first six months of 2006. Non-GAAP net income for the first half of 2007 totaled $8.8 million, or $0.13 per diluted share, an increase of 63% or $0.05 per diluted share compared with the $0.08 per diluted share reported for the first six months of 2006.

    Cash, cash equivalents and short-term investments at June 30, 2007 totaled $70.6 million, an increase of $10.5 million from December 31, 2006. This amount is net of a $9.5 million cash outlay during the first six months of 2007 in furtherance of Actuate's ongoing share repurchase program.

    "The second quarter marked the sixth consecutive quarter of double-digit year-over-year growth for both license revenue and non-GAAP net income at Actuate," said Pete Cittadini, Actuate's president and CEO. "During the quarter, we surpassed a million downloads for BIRT and generated over $2 million in Open Source driven commercial business, continuing to gain momentum with our new hybrid Open Source / Enterprise software business model."

    "Strong demand for extranet applications, particularly among our large financial services customers, continued in Q2 and we continued to gain traction in the public sector with our Performance Management products."

    Second Quarter Financial Highlights

    -- Grew license revenues by 26% on a year-over-year basis, the sixth consecutive quarter of double-digit year-over-year license growth;

    -- Increased cash, cash equivalents and short-term investments to a record $70.6 million at June 30, 2007;

    -- Achieved a 20% non-GAAP operating margin, an increase of six percentage points over the second quarter of 2006;

    --  Generated $4.7 million in cash flow from operations;

    --  Increased non-GAAP services margin to a record 72%;

    -- DSOs ended the quarter at 52 days, a decrease of 20 days from June 30, 2006 and a decrease of 11 days sequentially;

    -- Repurchased approximately 789,000 shares at a total cost of approximately $5.0 million.

    Second Quarter Customer Highlights

    During the second quarter, Actuate received significant new and repeat business from, among others, The Benham Companies, British Sky Broadcasting Group, Chase Paymentech, Citigroup, Computer Associates, Deltek Systems, Derbyshire Police, International Automotive Components, Leeds Primary Care Trust, Quest Diagnostics, Societe Generale, State Street, Steel Warehouse, TIAA-CREF, UBS, U.S. Army and U.S. Department of Homeland Security.

    First Half Financial Highlights

    --  Grew license revenues by 23% on a year-over-year basis;

    --  Generated $16.4 million in cash flow from operations;

    --  Increased non-GAAP services margin to a record 72%;

    -- Achieved record first half Non-GAAP operating and net margins of 17% and 13%, respectively;

    -- Non-GAAP diluted earnings per share totaled $0.13, an increase of $0.05 or 63% compared with the first half of 2006;

    -- Repurchased approximately 1,620,000 shares at a total cost of approximately $9.5 million.

    Second Quarter Business Highlights

    -- BIRT surpassed one million downloads within two years of its first release;

    -- Actuate's 2007 Open Source Software Survey indicates that 42.9 percent of respondents are already using Open Source, 23.6 percent are currently using Open Source BI and 31.2 percent are likely or very likely to consider using Open Source BI solutions;

    -- MFS Investment Management is leveraging Actuate's Enterprise Reporting Application Platform to provide all stakeholders at MFS with up-to-date information on performance against goals and Key Performance Indicators (KPIs);

    -- Actuate's commercial BIRT-based offerings can now extend IBM Rational Portfolio Manager to improve SOA governance;

    -- Named a finalist for the 2007 IBM (NASDAQ: IBM) Impact SOA Innovation Award;

    -- General availability of Actuate Performancesoft BI that greatly simplifies the dissemination and analysis of Performance Management information by offering users interactive, intuitive reports that can be customized to meet their specific needs;

    -- Announced that one of its pioneering customers, Royal Berkshire Fire and Rescue Service (RBFRS), has received a commendation from the United Kingdom's Audit Commission for the best Audit and Performance Management system within the fire service in England.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, July 30, 2007 to further discuss these results. The dial-in number for the call is (877) 502-9274 (+1 913-981-5584 for international participants) and the passcode is 2452409. A listen-only live webcast of the second quarter 2007 earnings conference call, with an accompanying slide presentation, will also be available at the investor relations section of the Actuate website at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome, and will be available in the same location on an archived basis thereafter.

    Discussion of Non-GAAP Financial Measures

    This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to individuals, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

    Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period to period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

    a) amortization charges for purchased technology and other intangible assets related to the Company's acquisition transactions;
b) stock-based compensation expense; c) restructuring charges; d) in-process research and development charges related to the Company's acquisition transactions; and e) an adjustment to the income tax provision.

    The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

    The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

    1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

    2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

    3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

    4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

    Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

    a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition;

    b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

    d) In-process research and development charges are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance.

    e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

    In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

    As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

    -- The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

    -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

    Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

    About Actuate Corporation

    Actuate Corporation, the leader in Business Intelligence, Performance Management and Reporting Applications, enables organizations to develop solutions that optimize corporate performance. Applications built on Actuate's open source-based platform provide all stakeholders inside and outside the firewall, including employees, customers, partners and citizens with information that they can easily access and understand to maximize revenue, cut costs, improve customer satisfaction, streamline operations, create competitive advantage and make better decisions.

    Actuate has over 4,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate has headquarters in South San Francisco, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the Company's web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Business Intelligence, Performance Management and Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the Company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2006 Annual Report on Form 10-K filed on March 20, 2007 and Quarterly Report on Form 10-Q filed on May 10, 2007.

    Copyright(C) 2007 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.



                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                                June 30, December 31,
                                                  2007       2006
                                                ----------------------

                     ASSETS
Current assets:
 Cash, cash equivalents and short-term
  investments                                    $ 70,584     $ 60,079
 Accounts receivable, net                          19,808       31,233
 Other current assets                               5,683        5,233
                                                ----------------------
Total current assets                               96,075       96,545
Property and equipment, net                         4,061        4,379
Goodwill and other intangibles, net                39,696       40,703
Other assets                                        5,799        5,962
                                                ----------------------
                                                 $145,631     $147,589
                                                ======================

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                $  1,625     $  1,590
 Current portion of restructuring liabilities       2,980        2,897
 Accrued compensation                               4,186        6,033
 Other accrued liabilities                          9,100        9,499
 Income taxes payable                                   -          703
 Deferred revenue                                  37,015       38,525
                                                ----------------------
Total current liabilities                          54,906       59,247
                                                ----------------------

Long term liabilities:
 Deferred rent                                          -           23
 Deferred revenue                                   1,629        2,328
 Tax liabilities                                      417          420
 Restructuring liabilities                          6,634        7,761
                                                ----------------------
Total long term liabilities                         8,680       10,532
                                                ----------------------

Stockholders' equity                               82,045       77,810
                                                ----------------------
                                                 $145,631     $147,589
                                                ======================




                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                        Three Months     Six Months
                                            Ended           Ended
                                          June 30,        June 30,
                                       --------------- ---------------
                                          2007    2006    2007    2006
                                       ------- ------- ------- -------
Revenues:
 License fees                          $14,096 $11,184 $26,086 $21,171
 Services                               20,604  20,488  40,589  40,345
                                       ------- ------- ------- -------
Total revenues                          34,700  31,672  66,675  61,516
                                       ------- ------- ------- -------

Costs and expenses:
 Cost of license fees                      476     472     936     966
 Cost of services                        6,103   6,925  12,393  14,599
 Sales and marketing                    13,896  12,150  27,002  23,707
 Research and development                5,605   5,327  11,073  10,610
 General and administrative              4,265   4,208   8,802   8,263
 Amortization of other intangibles         237     237     474     474
 In-process R&D                              -       -       -     900
 Restructuring charges                       -       -     297       -
                                       ------- ------- ------- -------
Total costs and expenses                30,582  29,319  60,977  59,519
                                       ------- ------- ------- -------
Income from operations                   4,118   2,353   5,698   1,997
Interest and other income, net             793     343   1,545     678
                                       ------- ------- ------- -------
Income before income taxes               4,911   2,696   7,243   2,675
Provision for income taxes               1,528   1,109   2,464   1,558
                                       ------- ------- ------- -------
Net income                             $ 3,383 $ 1,587 $ 4,779 $ 1,117
                                       ======= ======= ======= =======
Basic net income per share             $  0.06 $  0.03 $  0.08 $  0.02
                                       ======= ======= ======= =======
Shares used in basic per share
 calculation.                           60,523  60,339  60,660  60,261
                                       ======= ======= ======= =======
Diluted net income per share           $  0.05 $  0.02 $  0.07 $  0.02
                                       ======= ======= ======= =======
Shares used in diluted per share
 calculation                            68,480  66,858  68,460  66,214
                                       ======= ======= ======= =======




                         ACTUATE CORPORATION
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                (in thousands, except per share data)
                             (unaudited)

                            Three Months           Six Months
                                Ended                 Ended
                              June 30,      (a)     June 30,      (a)
                           --------------- ----- --------------- -----
                              2007    2006 Notes    2007    2006 Notes
                           ------- ------- ----- ------- ------- -----
GAAP income before income
 taxes                       4,911   2,696         7,243   2,675
Non-GAAP adjustments:
 Amortization of purchased
  technology                   142     164  (b)      285     329  (b)
 Amortization of other
  intangibles                  237     237  (c)      474     474  (c)
 Stock compensation expense
  under FAS123R              2,353   1,555  (d)    4,250   3,108  (d)
 In-process R&D                  -       -  (e)        -     900  (e)
 Restructuring charges           -       -  (f)      297       -  (f)
                           ------- -------       ------- -------
Non-GAAP income before
 income taxes                7,643   4,652        12,549   7,486
Non-GAAP tax provision       2,293   1,396  (g)    3,765   2,246  (g)
                           ------- -------       ------- -------
Non-GAAP net income          5,350   3,256         8,784   5,240
                           ======= =======       ======= =======
Basic non-GAAP net income
 per share                 $  0.09 $  0.05       $  0.14 $  0.09
                           ======= =======       ======= =======
Shares used in basic per
 share calculation          60,523  60,339  (h)   60,660  60,261  (h)
                           ======= =======       ======= =======
Diluted non-GAAP net income
 per share                 $  0.08 $  0.05       $  0.13 $  0.08
                           ======= =======       ======= =======
Shares used in diluted per
 share calculation          69,028  67,660  (h)   69,133  67,176  (h)
                           ======= =======       ======= =======



(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively.
 Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions.
 Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended June 30, 2007, stock-based expense included approximately $306, $864, $365, and $818, related to cost of services revenues, sales and markeing expense, research and development expense, and general and administrative expense, respectively.

(e) We review our acquisitions to determine if there are any intangible assets relating to purchased in-process research and development. Projects that have not achieved technological feasibility and have no alternative future use are valued at fair market value using a discounted cash flow analysis and are expensed in the statement of operations on the date of acquisition.

(f) These costs were directly related to the consolidation of our U.K. offices and consisted of early termination of facility leases.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.







                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)
                                                    Six Months Ended
                                                        June 30,
                                                       2007     2006
                                                   ------------------
 Operating activities
 Net income                                        $  4,779 $  1,117
 Adjustments to reconcile net income to net cash
  from operating activities:
   Stock compensation expense                         4,250    3,108
   Amortization of other intangibles                    977      969
   Depreciation                                       1,148      710
   Purchased in-process research & development            -      900
   Restructuring charges                                297        -
   Net operating loss utilizations associated with
    prior acquisitions                                   30      445
   Accretion of discount on short-term investments     (143)       -
 Changes in operating assets and liabilities:
   Accounts receivable                               11,425    2,801
   Other current assets                                 569      924
   Accounts payable                                      35   (2,604)
   Accrued compensation                              (1,847)  (1,648)
   Other accrued liabilities                           (399)     547
   Deferred tax assets                                  432        -
   Deferred tax liabilities                            (384)      86
   Income taxes payable                              (1,228)    (138)
   Deferred rent liabilities                            (23)     (84)
   Restructuring liabilities                         (1,341)    (964)
   Deferred revenue                                  (2,209)   1,145
                                                   ------------------
 Net cash provided by operating activities           16,368    7,314
                                                   ------------------

 Investing activities
  Purchases of property and equipment                  (830)    (520)
  Increase in restricted cash                          (395)       -
  Proceeds from maturity of short-term investments   47,857   34,670
  Purchases of short-term investments               (58,600) (22,917)
  Purchases of minority shares of Actuate Japan           -     (354)
  Acquisition of performancesoft, inc., net of cash
   acquired                                               -  (15,320)
  Net change in other assets                            (33)    (989)
                                                   ------------------
 Net cash used in investing activities              (12,001)  (5,430)
                                                   ------------------

 Financing activities
  Tax benefit from exercise of stock options          1,454      754
  Proceeds from issuance of common stock              3,276    1,449
  Stock repurchases                                  (9,547)  (1,988)
                                                   ------------------
 Net cash provided by (used in) financing
  activities                                         (4,817)     215
                                                   ------------------
 Net increase (decrease) in cash and cash
  equivalents                                          (450)   2,099
 Effect of exchange rate on cash                         79      342
 Cash and cash equivalents at the beginning of the
  period                                             31,113   12,490
                                                   ------------------
 Cash and cash equivalents at the end of the period$ 30,742 $ 14,931
                                                   ==================





    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com